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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR
    For Period Ended: September 30, 1997
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    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
    For the Transition Period Ended: ____________________________

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    Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________
________________________________________________________________________________

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant     Providence Energy Corporation
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Form Name if Applicable     _____________________________

Address of Principal Executive Office: 100 Weybosset Street

Providence, Rhode Island 02903
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City, State and Zip Code
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PART II - RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

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PART III - NARRATIVE

The Form 10-K could not be filed within the prescribed period because the person responsible for preparing the filing left during the course of its preparation and a new internal resource had to pick up the preparation in midstream.

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PART IV - OTHER INFORMATION

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    (1)  Name and telephone number of person to contact in regard to this notification.

    Alycia L. Goody                              (401) 272-5040, ext. 2205
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    (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [X] Yes [ ] No
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    (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively, and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         Providence Energy Corporation
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                 (Name of Registrant as Specified in Charter)

has duly caused this form to be signed on its behalf by the undersigned, thereunto duly authorized.

Date December 30, 1997                 By /s/ Alycia L. Goody
     -----------------                    ---------------------------------
                                              Alycia L. Goody


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.